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                                                                   EXHIBIT 99.1




Microleague Multimedia, Inc.                1001 Millersville Road
For more information contact:               P. O. Box 4547
Peter Flanagan                              Lancaster, PA  17604-4547
717-872-6567, x. 131                        direct sales:  1-800-334-2722

For Immediate Release:


           Microleague Multimedia, Inc. Completes Asset Acquisition of
              Entertainment Company - Rabbit Ears Productions, Inc.

Newark, DE, February 19, 1997 -- Microleague Multimedia, Inc. (Nasdaq: MLMI) announced today that it has completed the acquisition of Rabbit Ears Productions, Inc., the entertainment company known for its line of children literature-related productions narrated, scored, and illustrated by well-known Hollywood personalities, musicians, and artists.

MMI acquired Rabbit Ears' assets from MMG Holdings, Inc. for $2 million in MMI common stock, plus redeemable options to acquire up to 250, 00 shares of such common stock. As a result of the transaction, former secured creditors of MMG Holdings, Inc. and it parent company, Millennium Media Group, Inc., have become shareholders in MMI; these secured creditors include Safeguard Scientifics, Inc. (NYSE: SFE), CIP Capital L.P., and Rust Capital.

Rabbits Ears, which had sales of approximately $2 million in 1996, is expected to contribute substantially to MMI's revenues. MMI plans to add to Rabbit Ears' existing sources of revenue in a variety of ways, including a renewal of the Rabbit Ears Radio series on Public Radio International and by establishing an Interactive Web Site. MMI's sales and marketing strategy also involves the implementation of a consistent direct mail campaign and a mass market release of six to eight Rabbit Eats titles each quarter, among other plans.

In connection with the acquisition of Rabbit Ears, it is expected that Wayne B. Weisman will join the Board of Directors of MMI. Mr. Weisman, 40, is a managing director of SCP Private Equity Partners, L.P., a private equity fund sponsored by Safeguard Scientifics, Inc. "Microleague, with its distribution capabilities, is an excellent home for the high-quality products of Rabbit Ears," said Mr. Weisman.

Neil B. Swartz, MMI's Chairman and C.E.O. said, "We are very excited to bring the high caliber content of Rabbit Ears to MMI's family of products." Swartz added that the acquisition of Rabbit Ears will give the company a new brand in which to utilize the infrastructure MMI has built through its existing brand names geared toward specific market segments. Likewise, it will open a new market segment for the company in children/family multimedia products.

Rabbit Ears has been a leading entertainment company committed to the creation, development, and marketing of family programming and products produced in various forms, including book, audio, video, and CD-ROM. Their high-quality profile is evidenced by its list of 60+ titles and relationships with major Hollywood personalities including Meg Ryan, Mel Gibson, Meryl Streep, Whoopi Goldberg, George Winston, Jack Nicholson, Garrison Keillor, and many others, as well as with companies such as Simon & Schuster, Visa and Macmillan/McGraw-Hill.

The top-notch entertainment production of Rabbit Ears has earned it many awards, including a Parent's Choice Award for the entire "Storybook Classic" series, and Grammy Awards for both The Elephant's Child and Pecos Bill. Rabbit Ears has received

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Grammy nominations for 18 other stories, 20 additional Parents' Choice Awards, and 7 Action for Children's Television Awards. Other awards Rabbit Ears' stories have won include a National Education Association Award, and the Humanitas Prize. This past January, in a cooperative effort, CBS aired Rabbit Ears' first live action movie-of-the-week called Keeping the Promise, a special which was sponsored by Clorox.

MicroLeague Multimedia, Inc. is a brand oriented publisher of interactive products for the sports, entertainment, and lifestyle segments of specific markets around the globe. The company publishes its software under the brand names MicroLeague/APBA(R) Sports, Rabbit Ears(R), Able Soft(TM), General Admission(TM), General Admission Gold(TM), and through the Internet at MMI Online(TM) , http://www.mmi.com.

                                    # # # # #

This press release contains certain forward-looking statements. The phrases "intends to," "will result," "are expected to," "will continue," "is anticipated to," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. For example, there is no assurance that MMI will be successful in effecting licensing and distribution arrangements for Rabbit Ears products that will enable MMI to increase its revenue to the extent anticipated or to do so profitably. Also, the current or anticipated market for Rabbit Ears products may weaken due to the emergence of new technologies or media, the entry of new competitors or other factors. MMI cautions readers not to place undue reliance on any forward-looking statements, which speak only as to the management's expectations on the date hereof. MMI does not undertake - and specifically declines any obligation - to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.